Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2016, in the Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on May 24, 2016 and related Prospectus of Selecta Biosciences, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP
Boston, Massachusetts
May 24, 2016